Exhibit 99.1

Contact:	Media Relations	Investor Relations
	Jeanmarie McFadden	Suzanne Charnas
	212-762-6901	212-761-3043

Morgan Stanley Reports Second Quarter Results

Net Revenues of $5.4 Billion Reflect a Reduction of $2.3 Billion Due to Continued Improvement in Morgan Stanley’s Debt-Related Credit Spreads

Net Loss from Continuing Operations Applicable to Morgan Stanley of $1.37 per Diluted Share Includes Negative Adjustments of $1.32 from Improvement in Morgan Stanley’s Debt-Related Credit Spreads and $0.74 from Repurchase of TARP Capital

Delivered Strong Results in Investment Grade and Distressed Debt Trading and Investment Banking, Where Morgan Stanley Ranked #1 in Global Announced M&A; Achieved Solid Performance in Global Wealth Management

Made Important Progress on Strategic Initiatives to Drive Growth, Including Closing on the Joint Venture with Smith Barney and Expanding Strategic Alliance with MUFG

Raised $6.9 Billion Through Common Stock Offerings, Further Bolstering the Firm’s Common Equity Position

NEW YORK, July 22, 2009 – Morgan Stanley (NYSE: MS) today reported a loss from continuing operations applicable to Morgan Stanley for the second quarter ended June 30, 2009 of $159 million, or $1.37 per diluted share (reflective of preferred dividends and other adjustments),1 compared with income from continuing operations applicable to Morgan Stanley of $689 million, or $0.61 per diluted share, a year ago.  Net revenues for the quarter were $5.4 billion, compared with $6.1 billion in last year’s second quarter.  Non-interest expenses were $6.0 billion, compared with $5.2 billion a year ago.  Compensation expenses were $3.9 billion, compared with $3.1 billion a year ago.  Non-compensation expenses increased slightly from a year ago.  Comparisons of current quarter results to prior periods are impacted by the results of the Morgan Stanley Smith Barney joint venture (MSSB), which closed on May 31, 2009.

Morgan Stanley’s results for the three months ended June 30, 2009 reflect a number of significant items, including, among others:

•	Negative revenue of $2.3 billion, or $1.32 per diluted share, related to the continued tightening of Morgan Stanley’s credit spreads on certain of its long-term debt (MS debt-related credit spreads).[2]
•
A negative adjustment of $0.74 per diluted share for the accelerated amortization of $850 million related to the issuance discount on the Company’s Series D Preferred Stock resulting from the repurchase of capital issued under the Capital Purchase Program (TARP).

For the first six months of 2009, loss from continuing operations applicable to Morgan Stanley was $345 million, or $2.00 per diluted share, compared with income from continuing operations applicable to Morgan Stanley of $2,084 million, or $1.85 per diluted share, a year ago.  Net revenues decreased 40 percent to $8.4 billion and non-interest expenses decreased 10 percent to $9.9 billion.

Net income for the quarter was $33 million, compared with $1,159 million in the second quarter of 2008.  Net income applicable to Morgan Stanley for the quarter was $149 million, or a loss of $1.10 per diluted share, compared with net income applicable to Morgan Stanley of $1,143 million, or $1.02 per diluted share, in the second quarter of 2008.  Net loss for the first six months of 2009 was $157 million, compared with net income of $2,591 million a year ago.3  For the first six months of 2009, net loss applicable to Morgan Stanley was $28 million, or $1.71 per diluted share, compared with net income applicable to Morgan Stanley of $2,556 million, or $2.28 per diluted share a year ago.

Business Highlights

•	Investment banking delivered strong results with underwriting revenues up 19 percent from last year’s second quarter. Morgan Stanley ranked #1 in global announced M&A.[4]
•
Fixed income sales and trading net revenues of $1.0 billion reflect a loss of $1.3 billion related to the tightening of MS debt-related credit spreads which was partly offset by strong results in investment grade and distressed debt trading.

•
Equity sales and trading net revenues of $0.7 billion reflect a loss of $0.8 billion related to the tightening of MS debt-related credit spreads.  Results also reflect lower net revenues in derivatives and the cash businesses, including prime brokerage.

•	Morgan Stanley closed on its joint venture, MSSB, during the quarter – creating a new global leader in wealth management with 18,444 global representatives and $1,420 billion in client assets.
•	Asset Management results reflect losses in the Merchant Banking business, primarily driven by real estate, which were partly offset by profitable results in the Core business.[5]

•	Firm results reflect net losses on investments in real estate of $0.7 billion, amidst the industry-wide decline in this market.[6]
•
Morgan Stanley and Mitsubishi UFJ Financial Group, Inc. (MUFG) announced a series of initiatives to further strengthen their strategic alliance, including the formation of a loan marketing joint venture for the Americas and a referral agreement for commodities transactions outside Japan.

John J. Mack, Chairman and CEO, said, "Morgan Stanley delivered improved performance across many of our businesses this quarter – including in investment banking, where we were the #1 adviser in global announced M&A, and saw strong gains in both equity and debt underwriting.  We also saw improvements from the prior quarter in prime brokerage, cash equities as well as in investment grade and distressed debt trading; and we had solid results in wealth management.  But we are not satisfied with our performance in other key areas of fixed income trading and in asset management, and we are taking steps to deliver better results in those businesses.  These initiatives include hiring to add key trading and investment management talent, expanding our client flow business, increasing capital commitments in a disciplined way and rationalizing costs in targeted areas.

“This quarter we also saw continued improvement in our credit default spreads and were among the first banks to repurchase TARP capital – which are significant positive developments for the Firm, but nonetheless had a negative impact on our results.  Morgan Stanley would have been solidly profitable this quarter if not for these two positive developments.  As we look to realize the full benefits of the strategic initiatives we have been pursuing, we remain intensely focused on continuing to deliver innovative solutions to our clients and long-term value to our shareholders.”

INSTITUTIONAL SECURITIES
Institutional Securities posted a pre-tax loss of $307 million, compared with pre-tax income of $844 million in the second quarter of last year.  Net revenues were $3.0 billion, compared with $3.9 billion a year ago.
•	Advisory revenues were $268 million, a decrease of 29 percent from last year’s second quarter, reflecting lower levels of market activity.
•
Underwriting revenues of $855 million increased 19 percent from last year’s second quarter.  Equity underwriting revenues were $455 million, a decrease of 1 percent from a year ago.  Fixed income underwriting revenues increased 56 percent to $400 million from last year’s second quarter reflecting higher levels of market activity.

•
Fixed income sales and trading net revenues of $973 million increased 44 percent from a year ago.  Results for the quarter reflect losses of $1.3 billion from MS debt-related credit spreads compared with losses of $0.1 billion in the prior year.  These losses were more than offset by higher revenues in interest rate, credit & currency products.  Commodities results for the quarter were also higher than a year ago.

•
Equity sales and trading net revenues were $681 million, compared with net revenues of $2,228 million in last year’s second quarter.  Results for the quarter reflect losses of $0.8 billion from MS debt-related credit spreads compared with losses of $0.2 billion in the prior year.  In addition, net revenues in derivatives and the cash businesses, including prime brokerage, declined primarily from lower levels of client activity.

•
Other sales and trading net revenues reflect net mark-to-market gains of $0.6 billion on loans and lending commitments, largely related to acquisition financing to non-investment grade companies, which were offset by losses of $0.2 billion related to the tightening of MS debt-related credit spreads and losses of $0.4 billion in other hedging activities.[2]

•	Investment losses were $0.2 billion compared with $0.1 billion in the second quarter of last year, primarily reflecting losses on investments in real estate of $0.3 billion.
•
The Company’s average trading VaR measured at the 95 percent confidence level was $113 million compared with $100 million in the second quarter of 2008 and $115 million in the first quarter of 2009.  Average aggregate trading and non-trading VaR was $154 million, compared with $116 million in the second quarter of 2008 and $142 million in the first quarter of 2009.  Average aggregate trading and non-trading VaR increased from last quarter primarily reflecting increased lending exposure and counterparty risk.  At quarter-end, the Company’s trading VaR was $114 million, compared with $107 million in the first quarter of 2009, and the aggregate trading and non-trading VaR was $173 million, compared with $136 million in the prior quarter.

•
Non-interest expenses were $3.3 billion, an increase of 8 percent from the second quarter of last year.  Compensation expenses were $2.1 billion, compared with $1.7 billion a year ago, reflecting the Company’s current assessment of its full year compensation requirements and competitive market pressures.  Non-compensation expenses of $1.2 billion decreased 16 percent from a year ago, resulting from lower levels of business activity and the Company's initiatives to reduce costs.

GLOBAL WEALTH MANAGEMENT GROUP
Global Wealth Management Group posted a pre-tax loss of $71 million, compared with pre-tax income of $272 million in the second quarter of last year.  The current quarter includes one month of operating results for MSSB, which closed on May 31, 2009.  The Company owns 51 percent of MSSB, which is fully consolidated.  The results related to the 49 percent interest retained by Citigroup Inc. (Citigroup) are reported in the net income / (loss) applicable to non-controlling interests on page 8 of the Company’s financial supplement that accompanies this release.  Global Wealth Management Group recorded a net profit of $47 million after the non-controlling interest allocation to Citigroup and before taxes.

•	Net revenues were $1.9 billion, up 13 percent from a year ago as higher revenues related to MSSB were partly offset by the impact of weaker market conditions.
•
Non-interest expenses of $2.0 billion increased 40 percent from a year ago.  The increase primarily reflected the operating results of MSSB and $245 million in integration costs, which include a one-time expense of $124 million for replacement deferred compensation awards.  The cost of these replacement awards is fully allocated to Citigroup.[7]  Compensation expenses were $1.4 billion, which includes the cost of the replacement awards noted above, compared with $1.0 billion from a year ago.  Non-compensation expenses were $0.6 billion, compared with $0.4 billion a year ago.  The increase reflected the operating results and integration costs related to MSSB as well as a charge of $25 million related to the FDIC special assessment on deposits announced in May.

•	Total client assets were $1,420 billion at quarter-end. Client assets in fee-based accounts were $325 billion and represent 23 percent of total client assets.
•	The 18,444 global representatives at quarter-end achieved average annualized revenue per global representative of $671,000 and total client assets per global representative of $77 million.

ASSET MANAGEMENT
Asset Management posted a pre-tax loss of $239 million, compared with a pre-tax loss of $232 million in last year’s second quarter, as losses in the Merchant Banking business were partly offset by profitable results in the Core business.5  Net revenues were $575 million, compared with $582 million a year ago.
•
Net revenues in the Core business were $638 million, up from $610 million in the prior year.[5]  The increase in revenues was driven by gains of $128 million related to the disposition of the remaining securities issued by structured investment vehicles held on our balance sheet, compared with losses of $77 million a year ago, and higher principal investments revenues.  These gains were partly offset by lower management and administrative fees, primarily resulting from lower assets under management.

•
Net revenues in the Merchant Banking business were negative $63 million, compared with negative $28 million in last year’s second quarter.  The decrease reflects higher losses in principal trading related to a mark-to-market loss on a lending facility to a real estate fund sponsored by Morgan Stanley and losses on other real estate investment related hedging activity.  These losses were partly offset by gains in principal investments in the private equity business and lower principal investment losses in the real estate business.  The current quarter includes operating revenues associated with the Crescent real estate subsidiary.[8]

•
Non-interest expenses were $0.8 billion, unchanged from a year ago.  Compensation expenses of $0.4 billion decreased 8 percent from a year ago.  Non-compensation expenses of $0.4 billion increased 9 percent from a year ago, primarily reflecting operating costs associated with the Crescent real estate subsidiary.[8]

•
Assets under management or supervision at June 30, 2009 were $361 billion, compared with $579 billion a year ago.  The decline reflects net customer outflows of $121.5 billion since the second quarter of last year, primarily in the Company’s money market and long-term fixed income funds.

OTHER MATTERS
The effective tax rate from continuing operations for the quarter was 53.8 percent, up from 21.7 percent a year ago.  The increase in the rate primarily reflected the change in the geographic mix of earnings and the anticipated use of domestic tax credits on a full year basis.

As of June 30, 2009, the Company’s Tier 1 capital ratio, under Basel I, is approximately 15.8 percent.9

The Company announced that its Board of Directors declared a $0.05 quarterly dividend per common share.  The dividend is payable on August 14, 2009 to common shareholders of record on July 31, 2009.

Total capital as of June 30, 2009 was $213.2 billion, including $57.3 billion of common equity, preferred equity and junior subordinated debt issued to capital trusts.  During the quarter, the Company raised $6.9 billion in common equity and $5.5 billion in non-FDIC guaranteed senior debt, and repurchased the $10 billion of capital issued under TARP.  In addition to the impact of the TARP capital repurchase on earnings per share, earnings per share for the three and six months ended June 30, 2009 includes a negative adjustment of $202 million, or $0.17 per diluted share related to the partial exchange of the Series C Preferred Stock issued to MUFG for common stock.

As of June 30, 2009, the Company has not repurchased any shares of its common stock during this year as part of its capital management share repurchase program and book value per common share was $27.21, based on 1.4 billion shares outstanding.  As a result of the Company’s equity offerings, period end and average common shares outstanding increased by approximately 276 million and 123 million shares, respectively.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 37 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements including statements related to projected cost savings. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and other items throughout the Form 10-K and the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

1 Includes a negative adjustment of $850 million related to the accelerated amortization of the issuance discount on the Company’s Series D Preferred Stock, a negative adjustment of $202 million related to the partial exchange of the Company’s Series C Preferred Stock issued to MUFG for common stock and other preferred dividends and related adjustments of $353 million.  Collectively, these amounts reduced earnings per diluted common share by approximately $1.22.

2 Improvement in Morgan Stanley’s debt-related credit spreads negatively impacted fixed income sales and trading and equity sales and trading by $1.3 billion and $0.8 billion, respectively.  For the quarter ended June 30, 2009, a negative adjustment of $0.2 billion was reported in other sales and trading within Institutional Securities, reflecting the improvement in Morgan Stanley’s debt-related credit spreads on certain debt related to China Investment Corporation’s investment in the Company in December 2007.

3 Net income for the first six months of 2009 and 2008 includes the operating results of MSCI Inc. and gains related to its secondary offerings, as well as the operating results and gains / losses related to the disposition of certain properties previously owned by Crescent Real Estate Equities Limited Partnership, a real estate subsidiary of the Company.  This activity is reported in discontinued operations.

4 Source: Thomson Reuters – for the period of January 1, 2009 to June 30, 2009.

5 Includes traditional, hedge funds and fund of funds asset management.

6 For the quarter ended June 30, 2009, real estate losses are reported in the Institutional Securities ($0.3 billion) and Asset Management (negative revenues of $0.2 billion and non-interest expenses of $0.2 billion) business segments.

7 The cost of the replacement deferred compensation awards was fully allocated to Citigroup and included in the net income / (loss) applicable to non-controlling interests on page 8 of the Company’s financial supplement that accompanies this release.

8 Beginning May 31, 2008, the assets and liabilities of the Crescent Real Estate Equities Limited Partnership were included in the Company’s consolidated results.

9 Effective March 31, 2009, the Company calculated its Tier 1 capital ratio in accordance with the capital adequacy standards for bank holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement, dated July 1988, as amended, also referred to as “Basel I.”  These computations are preliminary estimates as of July 22, 2009 (the date of this release) and could be subject to revision in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2009 (1)	June 30, 2008	Mar 31, 2009	June 30, 2008	Mar 31, 2009	June 30, 2009 (1)	June 30, 2008	Change
Net revenues
Institutional Securities (2)	$2,964	$3,875	$1,600	(24%)	85%	$4,564	$8,827	(48%)
Global Wealth Management Group	1,923	1,695	1,299	13%	48%	3,222	4,028	(20%)
Asset Management	575	582	72	(1%)	*	647	1,156	(44%)
Intersegment Eliminations	(51)	(41)	(25)	(24%)	(104%)	(76)	(82)	7%
Consolidated net revenues	$5,411	$6,111	$2,946	(11%)	84%	$8,357	$13,929	(40%)

Income / (loss) applicable to Morgan Stanley (3)
Institutional Securities	$(126)	$651	$158	(119%)	(180%)	$32	$1,523	(98%)
Global Wealth Management Group	76	172	73	(56%)	4%	149	765	(81%)
Asset Management	(108)	(135)	(418)	20%	74%	(526)	(207)	(154%)
Intersegment Eliminations	(1)	1	1	(200%)	(200%)	0	3	*
Consolidated income / (loss) applicable to Morgan Stanley	$(159)	$689	$(186)	(123%)	15%	$(345)	$2,084	(117%)
Earnings / (loss) applicable to Morgan Stanley common shareholders (4)	$(1,256)	$1,062	$(578)	*	(117%)	$(1,834)	$2,374	(177%)

Earnings per basic share: (5)
Income from continuing operations	$(1.37)	$0.61	$(0.58)	*	(136%)	$(2.00)	$1.86	*
Discontinued operations (6)	$0.27	$0.41	$0.01	(34%)	*	$0.29	$0.43	(33%)
Earnings per basic share	$(1.10)	$1.02	$(0.57)	*	(93%)	$(1.71)	$2.29	(175%)

Earnings per diluted share: (5)
Income from continuing operations	$(1.37)	$0.61	$(0.58)	*	(136%)	$(2.00)	$1.85	*
Discontinued operations (6)	$0.27	$0.41	$0.01	(34%)	*	$0.29	$0.43	(33%)
Earnings per diluted share	$(1.10)	$1.02	$(0.57)	*	(93%)	$(1.71)	$2.28	(175%)

Return on average common equity
from continuing operations	*	8.3%	*			*	12.8%
Return on average common equity	*	13.6%	*			*	15.5%

(1)	Information includes the Morgan Stanley Smith Barney joint venture (MSSB) effective from May 31, 2009.
(2)
Results for the quarters ended Mar 31, 2008, June 30, 2008, Mar 31, 2009 and June 30, 2009 include positive / (negative) revenues of $1.8 billion, $(0.2) billion, $(1.5) billion and $(2.1) billion, respectively, related to the movement in Morgan Stanley's credit spreads on certain long term debt.

(3)	Represents consolidated income / (loss) from continuing operations applicable to Morgan Stanley before gain / (loss) from discontinued operations.
(4)
During the quarter ended June 30, 2009, the Company repurchased its Series D Fixed Rate Cumulative Perpetual Preferred Stock resulting in a one-time reduction from earnings applicable to Morgan Stanley's common shareholders for the accelerated amortization of the Preferred Stock issuance discount.  The earnings per share calculation for the quarter ended June 30, 2009 also includes a charge of $202 million related to the partial redemption of Series C Non-Cumulative Non-Voting Preferred Stock issued to Mitsubishi UFJ Financial Group, Inc. (MUFG) in exchange for its purchase of the Company's common stock.

(5)	Summation of the quarters' earnings per common share may not equal the year-to-date amounts due to the averaging effect of the number of shares and share equivalents throughout the year.
(6)
Includes operating results and gains on secondary equity offerings related to MSCI Inc. (reported in Institutional Securities), and operating results and gains / losses related to the disposition of certain properties previously owned by Crescent Real Estate Equities Limited Partnership (Crescent), a real estate subsidiary of the Company (reported in Asset Management).

Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2009 (1)	June 30, 2008	Mar 31, 2009	June 30, 2008	Mar 31, 2009	June 30, 2009 (1)	June 30, 2008	Change
Revenues:
Investment banking	$1,281	$1,288	$886	(1%)	45%	$2,167	$2,259	(4%)
Principal transactions:
Trading	1,971	2,094	1,091	(6%)	81%	3,062	4,888	(37%)
Investments	(115)	(308)	(1,272)	63%	91%	(1,387)	(824)	(68%)
Commissions	975	1,116	772	(13%)	26%	1,747	2,381	(27%)
Asset management, distribution and admin. fees	1,282	1,473	984	(13%)	30%	2,266	2,946	(23%)
Other	505	315	331	60%	53%	836	1,224	(32%)
Total non-interest revenues	5,899	5,978	2,792	(1%)	111%	8,691	12,874	(32%)

Interest and dividends	1,393	9,196	2,524	(85%)	(45%)	3,917	21,906	(82%)
Interest expense	1,881	9,063	2,370	(79%)	(21%)	4,251	20,851	(80%)
Net interest	(488)	133	154	*	*	(334)	1,055	(132%)
Net revenues	5,411	6,111	2,946	(11%)	84%	8,357	13,929	(40%)
Non-interest expenses:
Compensation and benefits	3,875	3,108	2,036	25%	90%	5,911	6,911	(14%)
Non-compensation expenses:
Occupancy and equipment	376	325	339	16%	11%	715	614	16%
Brokerage, clearing and exchange fees	290	421	269	(31%)	8%	559	891	(37%)
Information processing and communications	317	300	286	6%	11%	603	605	--
Marketing and business development	127	196	117	(35%)	9%	244	391	(38%)
Professional services	405	487	322	(17%)	26%	727	852	(15%)
Other	640	388	485	65%	32%	1,125	776	45%
Total non-compensation expenses	2,155	2,117	1,818	2%	19%	3,973	4,129	(4%)

Total non-interest expenses	6,030	5,225	3,854	15%	56%	9,884	11,040	(10%)

Income / (loss) from continuing operations before taxes	(619)	886	(908)	(170%)	32%	(1,527)	2,889	(153%)
Income tax provision / (benefit) from continuing operations	(333)	192	(704)	*	53%	(1,037)	785	*
Income / (loss) from continuing operations	(286)	694	(204)	(141%)	(40%)	(490)	2,104	(123%)
Gain / (loss) from discontinued operations after tax (2)	319	465	14	(31%)	*	333	487	(32%)
Net income / (loss)	$33	$1,159	$(190)	(97%)	117%	$(157)	$2,591	(106%)
Net income / (loss) applicable to non-controlling interests (3)	(116)	16	(13)	*	*	(129)	35	*
Net income / (loss) applicable to Morgan Stanley	149	1,143	(177)	(87%)	184%	(28)	2,556	(101%)
Earnings / (loss) applicable to Morgan Stanley common shareholders	$(1,256)	$1,062	$(578)	*	(117%)	$(1,834)	$2,374	(177%)

Amounts applicable to Morgan Stanley:
Income / (loss) from continuing operations	(159)	689	(186)	(123%)	15%	(345)	2,084	(117%)
Gain / (loss) from discontinued operations after tax (2)	308	454	9	(32%)	*	317	472	(33%)
Net income / (loss) applicable to Morgan Stanley	$149	$1,143	$(177)	(87%)	184%	$(28)	$2,556	(101%)

Pre-tax profit margin	*	15%	*			*	21%
Compensation and benefits as a % of net revenues	72%	51%	69%			71%	50%
Non-compensation expenses as a % of net revenues	40%	35%	62%			48%	30%
Effective tax rate from continuing operations (4)	53.8%	21.7%	77.5%			67.9%	27.2%

(1)	Information includes MSSB effective from May 31, 2009.
(2)
Includes operating results and gains on secondary equity offerings related to MSCI Inc. (reported in Institutional Securities), and operating results and gains / losses related to the disposition of certain properties previously owned by Crescent, a real estate subsidiary of the Company (reported in Asset Management).

(3)	Effective January 1, 2009, the Company adopted SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements" which requires retrospective application to prior periods.
The quarter ended June 30, 2009 includes the impact of MSSB which is 51% owned by the Company and 49% owned by Citigroup Inc.
(4)
The effective tax rate for the quarter ended Mar 31, 2009 includes an additional tax benefit resulting from the anticipated repatriation of non-U.S. earnings at lower than previously estimated tax rates.

Excluding this benefit, the effective tax rate is 41.1%.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.